Exhibit 99.1

VINCE HOLDING CORP. ANNOUNCES CFO TRANSITION PLAN

David Stefko to retire; Amy Levy to be named CFO

NEW YORK, New York – January 20, 2023 – Vince Holding Corp. (NYSE: VNCE), a leading global contemporary group (“Vince” or the “Company”), today announced that David Stefko, Chief Financial Officer, has decided to retire, and will step down as Chief Financial Officer effective February 10, 2023. Amy Levy, Vince’s Senior Vice President, Financial Planning & Analysis and Investor Relations will succeed Mr. Stefko as Chief Financial Officer who will remain with the Company in an advisor role to provide guidance and ensure a smooth transition through May 2023.

Jack Schwefel, Chief Executive Officer, commented, “Dave has been a trusted partner and pivotal leader for Vince over the past eight years. Prior to my joining, he was instrumental in leading the organization as interim CEO, and his contributions beyond that have been many. He has helped to transform our business and grow the Vince brand while developing a strong team of experienced leaders. We appreciate his continued support and guidance, and wish him all the best in his retirement.”

Mr. Schwefel, continued, “I am also very pleased to announce the appointment of Amy Levy to the Chief Financial Officer role. Amy has been an integral part of our leadership team since joining Vince. She has worked closely with Dave during her tenure, and together they have established a strong finance department. I am confident, that together with our talented teams, Amy will continue to be instrumental in delivering on our key strategies. I look forward to working with her more closely going forward.”

Mr. Stefko, added, “It has been a privilege to be a part of the Vince team and to work with such an amazing group of talented individuals for the last eight years. Amy is well qualified to lead Vince’s finance organization into its next chapter, and I look forward to following the Company’s success in the years ahead.”

“I am honored to take on this new role and expanded responsibility for Vince. Under Dave’s leadership we have built a strong finance organization, and I look forward to continuing to deliver against our objectives while returning value to all of our stakeholders,” commented Ms. Levy.

Amy Levy is a tenured and senior member of the Vince leadership team. As Senior Vice President of Finance, she oversees multiple functions including Treasury, FP&A, Investor Relations and all facets of Retail, Wholesale and Corporate Planning as well as plays a pivotal role with the Company’s accounting organization. Prior to joining Vince in 2016, Ms. Levy served as a senior member of the finance team at Michael Kors where she held various responsibilities within the Corporate Financial Planning & Analysis function. She also previously served on the finance team at ESPRIT. Ms. Levy holds a B.S. in Finance from Lehigh University.

ABOUT VINCE HOLDING CORP.

Vince Holding Corp. is a global contemporary group led primarily by the Vince brand. Vince, established in 2002, is a leading global luxury apparel and accessories brand best known for creating elevated yet understated pieces for every day effortless style. Known for its range of luxury products, Vince offers women’s and men’s ready-to-wear, footwear and accessories through 50 full-price retail stores, 17 outlet stores, and its e-commerce site, vince.com and through its subscription service Vince Unfold, www.vinceunfold.com, as well as through premium wholesale channels globally. Please visit www.vince.com for more information.

Investor Relations Contact:

ICR, Inc.
Caitlin Churchill, 646-277-1274
Caitlin.Churchill@icrinc.com